Exhibit 10.60

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (“Agreement”) is being made and entered into this 30 day of January, 2014 by and between Roy Truett (“Employee”) and MANNATECH, INCORPORATED (“Company”).

R E C I T A L S:

WHEREAS, Employee and the Company are the current parties to an Employment Agreement dated March 4, 2013 whereby Employee has been employed by the Company as its President of International and Chief Operating Officer (the “Employment Agreement”);

WHEREAS, Employee voluntarily resigned his position with the Company on January 28, 2014;

WHEREAS, Employee’s last day with the Company is January 31, 2014.

WHEREAS, Employee and the Company desire to resolve any and all potential disputes or claims arising from or in any way connected with his employment with and separation from the Company; and

WHEREAS, the Company and Employee have determined that it is in their respective best interest to enter into this Agreement on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual promises and agreements herein contained, including the recitals set forth above, the receipt and sufficiency of which is hereby acknowledged, the parties to this Agreement agree as follows.

1.            Release of Employee’s Non-compete Obligations.  In exchange for Employee’s execution of this Agreement and Employee’s release of claims against the Releasees (as defined in Paragraph 3), the parties agree that the Company hereby releases Employee from the post-employment non-compete obligations in Section 6.3.b. of the Employment Agreement.

2.            Non-Solicitation Obligations Remain.  Notwithstanding the release of obligations noted in Paragraph 1, the parties hereby agree that the post-employment non-solicitation obligations in Sections 6.3.c. and 6.3.d. remain in effect and the Company in no way releases Employee from those obligations. For the avoidance of doubt, the parties agree that the Company’s independent distributors, referred to as “Associates” by the Company, are included in Sections 6.3.c. along with “Customers” and “Prospects.”

SEPARATION AGREEMENT AND GENERAL RELEASE

3.            Employee’s Release of Company.

a.            General Release.  In consideration of the release  described above in Paragraph 1and as a material inducement for the Company to enter into this Agreement, Employee does hereby agree to release and forever discharge the Company, and all of its respective current and former parent corporations, subsidiaries, affiliates, predecessors, successors, divisions, other related entities, assigns, agents, attorneys, officers, directors, employees and all of their respective current and former parent corporations, subsidiaries, affiliates, predecessors, successors, divisions, other related entities, assigns, agents, attorneys, officers, directors, employees, and heirs (referred to herein as “Releasees”) from any and all claims, complaints, liabilities or obligations of any kind whatsoever, whether known or unknown, arising in tort or contract, which Employee may have, now has, or has ever had arising from the Employment Agreement, Employee’s employment with the Company, or the termination of that employment, or any other matter or event which may have occurred as of the date this Agreement is executed by the Company and Employee (“Released Claims”).  Employee understands and agrees that the Released Claims include, but are not limited to, any and all claims, complaints, liabilities or obligations under applicable international, federal, state or local law, including but not limited to, Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991, the Americans with Disabilities Act, the Employee Retirement Income Security Act, the Family and Medical Leave Act, the Age Discrimination in Employment Act (“ADEA”), and the Older Worker Benefit Protection Act (“OWBPA”), and any federal, state, local, or municipal whistleblower protection or anti-retaliation statute or ordinance.

b.            Waiver of Right to Bring Released Claims.  Employee further agrees not to bring any Released Claims against the Releasees, either individually or collectively; provided however, that Employee retains the right to challenge the validity of the release of Employee’s ADEA claims under this Agreement, including the knowing and voluntary nature of the ADEA release under the OWBPA.  Nothing in this Paragraph 3(b) shall interfere with Employee’s right to file a charge with, or cooperate or participate in an investigation or proceeding conducted by the Equal Employment Opportunity Commission (“EEOC”) or other federal or state regulatory or law enforcement agency.  However, the consideration provided to Employee in this Agreement shall be the sole relief provided for the Released Claims and Employee will not be entitled to recover and Employee agrees to waive any monetary benefits or recover against the Releasees in connection with any such charge or proceeding without regard to who has brought such charge or proceeding.

SEPARATION AGREEMENT AND GENERAL RELEASE

4.            Defense.  Employee understands and agrees that this Agreement may be asserted as a full and complete defense to, and may be used as the basis for an injunction against any action, lawsuit, charge, or any other claim instituted, prosecuted, maintained, or attempted by Employee in violation of this Agreement and consistent with applicable law(s).  This Agreement shall be binding on Employee, Employee’s spouse, heirs, successors, and assigns, and inure to the benefit of the Releasees.

5.            Confidentiality.  Employee agrees that all terms and conditions contained herein are to remain strictly confidential and cannot be disclosed to anyone other than Employee’s attorneys, spouse, and accountant who shall be advised of this provision and agree to it before any disclosure to them is made.  The confidentiality of the terms and conditions contained herein is part of the consideration inducing the Company to enter into this Agreement.  In the event Employee or Employee’s spouse, attorneys, or accountant breach the promises contained in this Paragraph 5, the Company shall withdraw its release contained in Paragraph 1 of this Agreement and Employee shall be liable for any damages, including any attorneys’ fees and costs incurred.  Any such action permitted to the Company by the foregoing, however, shall not affect or impair any of Employee’s obligations or promises made pursuant to this Agreement including, without limitation, the release of claims in Paragraph 3 above.

6.            Mutual Non‑Disparagement.  Employee understands and agrees that subsequent to the execution of this Agreement, Employee will not verbally or in writing criticize, disparage, deprecate, derogate, discredit, or vilify the Company, its employees, officers, directors, policies, products, or procedures.  In the event Employee breaches the promises contained in this Paragraph 6, the Company shall hold Employee liable for any damages incurred by Company including any attorneys’ fees and costs incurred.  Any such action permitted to the Company by the foregoing, however, shall not affect or impair any of Employee’s obligations or promises made pursuant to this Agreement including, without limitation, the release of claims in Paragraph 3 above.  The Company agrees that should a prospective employer contact it seeking a reference on Employee, only dates of employment and last position held will be provided.

SEPARATION AGREEMENT AND GENERAL RELEASE

7.            Indemnification.  Employee understands and agrees that if Employee breaks any of the promises made in this Agreement by disparaging Company or filing a lawsuit or any other claim based on the matters released as part of this Agreement, Employee will pay for all costs incurred by any of the Releasees in defending against such disparagement, lawsuit or claim.  Should the Company later learn that Employee made a representation in this Agreement which was false at the time it was made, Employee shall be responsible for all costs incurred by any of the other Releasees as a result.  Costs will include reasonable attorneys’ fees.  Any such action permitted to the Company by the foregoing, however, shall not affect or impair any of Employee’s obligations or promises made pursuant to this Agreement including, without limitation, the release of claims in Paragraph 3 above.

8.            Arbitration.  Any dispute regarding any aspect of this Agreement or any act which allegedly has or would violate any provision of this Agreement (“Arbitrable Dispute”) will be submitted to arbitration in Dallas County before an experienced arbitrator licensed to practice law in the State of Texas and selected in accordance with the Model Employment Arbitration Procedures of the American Arbitration Association, as the exclusive remedy for such claim or dispute.  Should any party to this Agreement hereafter institute any legal action or administrative proceeding against the other with respect to any claim(s) released by this Agreement or pursue any Arbitrable Dispute by any method other than said arbitration, the responding party shall be entitled to recover from the initiating party all damages, costs, expenses, and attorneys’ fees incurred as a result of such action.

9.            No Admissions.  It is expressly understood and agreed that the terms hereof are contractual and not merely recitals and that the agreements herein contained and the consideration transferred is to compromise doubtful and disputed claims, avoid litigation, and buy peace, and that no payments made, nor releases, nor other consideration given shall be construed as an admission of liability, all liability being expressly denied.

10.         Entire Agreement.  It is further understood and agreed that this Agreement contains the entire agreement between the parties and supersedes any and all prior agreements, arrangements, or understandings between the parties related to Employee’s resignation from the Company.  The parties acknowledge and agree that this Agreement in no way releases either party from their post-termination obligations contained in the Employment Agreement (other than those set forth in Paragraph 1above) or any other provisions of the Employment Agreement that are intended to survive termination of the Employment Agreement. No oral understandings, statements, promises, or inducements contrary to the terms of this Agreement exist.  This Agreement cannot be changed or terminated orally.

SEPARATION AGREEMENT AND GENERAL RELEASE

11.         Assignment.  Employee warrants that no claims, demands, damages, actions, causes of action, or suits in equity, hereby released, have been filed, asserted, or assigned to a third party.

12.         Waiver Rights.  Employee warrants and affirms that Employee has read this Agreement and fully understands it to be a compromise and settlement and release of all claims, known or unknown, present or future, that Employee has or may have against any of the Releasees arising out of the employment with the Company or separation therefrom.  Employee warrants that Employee is legally competent to execute this Agreement and has been given forty-five (45) days after the date this Agreement is given to Employee, said date being January ___, 2014, to consider and review the Agreement’s terms and sign and deliver the signed copy of this Agreement to Company (although Employee may choose to sign and deliver the Agreement sooner).  Employee understands that Employee has the right to have this Agreement reviewed by an attorney at Employee’s expense, and that Employee may revoke this Agreement, but only may do so in writing within seven (7) days of Employee’s execution of this Agreement, in which case the release referenced in Paragraph 1 will be revoked.

13.         Communications with the Company.  Employee agrees to direct all communications with the Company concerning Company business, Confidential Information, and/or Employee’s employment and separation from the Company (referred to herein as “Company Business”) to the Chief Executive Officer (“CEO”), or his designee  or the Director of Human Resources (“Director”) or her designee and not to communicate with any Company employee, or any Associate, or outside counsel concerning Company Business unless Employee is expressly directed to do so by the CEO or Director  or their respective designees.  If Employee is contacted by any Company employee or Associate, other than the Director or Designee, or as specifically directed by the Director or Designee concerning Company Business, Employee agrees to immediately notify the Director via email to sbowen@mannatech.com or the CEO via email to rsinnott@mannatech.com or as otherwise directed by the Director or CEO.  This paragraph 13 does not apply to limited communications by Employee with employees or Associates of the Company during their off-duty time unrelated to the Company or Company Business.

14.         Governing Law.  This Agreement shall be construed and enforced under the laws of the State of Texas.

SEPARATION AGREEMENT AND GENERAL RELEASE

15.            Voluntary Agreement.  The parties to this Agreement represent that they have the advice and counsel of their own attorney, if deemed necessary, and that they are relying upon their own and their attorneys’ judgment, belief and knowledge with respect to the nature, extent and duration of their claims, to the extent such counsel has been provided.  Employee executes this Agreement voluntarily, without duress or coercion of any sort whatsoever.

EMPLOYEE		MANNATECH, INCORPORATED

/s/ Roy Truett		By:	/s/ Sarah R Bowen
ROY TRUETT

Date:	1/30/14	Date:	2/3/14

SEPARATION AGREEMENT AND GENERAL RELEASE